Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Petra Acquisition, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.       The name of the corporation is Petra Acquisition, Inc.

2.       That a Certificate of Amendment was filed by the Secretary of State of Delaware on October 8, 2021 and that such Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.       The inaccuracy or defect of such Certificate is: that the effective date of the Certificate should have been stated to be October 12, 2021.

4.       The Certificate is corrected by the addition of paragraph 5 to read as follows:

   “5. The effective date of this Amendment to the Second Amended and Restated Certificate is October 12, 2021.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 12th day of October, A.D. 2021.

By:	/s/ Andreas Typaldos
Name: Andreas Typaldos Title: Chief Executive Officer